Exhibit 23.1

 Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of ReWalk Robotics Ltd. for the registration of 8,967,570 Ordinary shares, issuable upon exercise of outstanding warrants and to the incorporation by reference therein of our report dated February 18, 2021, with respect to the consolidated financial statements of ReWalk Robotics Ltd. and its subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
October 20, 2021	A Member of Ernst & Young Global